Exhibit 5c


                                    AMENDED
                         INVESTMENT ADVISORY AGREEMENT
                         LEGG MASON GLOBAL TRUST, INC.


         AGREEMENT made this 1st day of May, 1997 by and between Legg Mason Fund Adviser, Inc. ("Manager"), a Maryland corporation, and Western Asset Management Company("Western"), a California corporation, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

         WHEREAS, Manager is the manager of Legg Mason Global Trust, Inc. (the "Corporation"), an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and

         WHEREAS, Manager wishes to retain Western to provide it with certain investment advisory services in connection with Manager's management of the Legg Mason Global Government Trust ("Fund"), a series of shares of the Corporation; and

         WHEREAS, Western is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Appointment. Manager hereby appoints Western Asset Management Company as investment adviser for the Fund for the period and on the terms set forth in this Agreement. Western accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

                  Western may enter into a contract ("Sub-advisory Agreement") with an investment adviser in which Western delegates to such investment adviser any or all of its duties specified in Paragraph 3 hereunder, porvided that such Sub-advisory Agreement imposes on the investment adviser bound thereby all duties and conditions to which Western in subject hereunder with respect to the duties so delegated. Such Sub-advisory Agreement must meet all the requirements of the 1940 Act and rules thereunder.


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         2.     Delivery  of  Documents.    Manager  has  furnished Western with
copies properly certified or authenticated of each of the following:

                  (a) The Corporation's Articles of Incorporation, as filed with the State Department of Assessments and Taxation of the State of Maryland on December 31, 1992 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Articles");

                  (b) The Corporation's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (c) Resolutions of the Corporation's Board of Directors authorizing the appointment of Manager as the manager and Western Asset Management Company as investment adviser and approving the Management Agreement between Manager and the Fund dated May 1, 1995 (the "Management Agreement") and this Agreement;

                  (d) The Corporation's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act (File No. 33-56672) as filed with the Securities and Exchange Commission most recently, including all exhibits thereto, relating to shares of common stock of the Fund, par value $.001 per share (herein called "Shares") and all amendments thereto;

                  (e) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus"); and

                  (f) The Fund's most recent statement of additional information (such statement of additional information, as presently in effect and all amendments and supplements thereto are herein called the "Statement of Additional Information").


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The Manager will furnish Western from time to time with copies of all amendments of or supplements to the foregoing.

         3. Investment Advisory Services. (a) Subject to the supervision of the Corporation's Board of Directors and the Manager, Western shall as requested by the Manager regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies, and limitations as stated in the Fund's current Prospectus and Statement of Additional Information. Western shall as requested by the Manager determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. Western will as requested by the Manager place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, Western will attempt to obtain the best net price and the most favorable execution of its orders; however, Western may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and Western may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to Western or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. Western shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by Western.

         (b) Western will as requested by the Manager oversee the maintenance of all books and records with respect to the securities transactions of the Fund in accordance with all applicable federal and state laws and regulations, and will furnish the Board of Directors of the Corporation with such


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periodic and special reports as the Board or the Manager reasonably may request.

         (c) The Corporation hereby authorizes any entity or person associated with Western which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Corporation which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule
11a2-2(T) thereunder, and the Corporation hereby consents to the retention by such person associated with Western of compensation for such transactions, whether in accordance with Rule 11a2-2(T)(a)(2)(iv) or otherwise.

         4. Services Not Exclusive. Western's services hereunder are not deemed to be exclusive, and Western shall be free to render similar services to others. It is understood that persons employed by Western to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of Western or any affiliate of Western to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Western hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. Western further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, Western will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

         7. Compensation. For the services which Western will render to Manager and the Fund under this Agreement, Manager will pay Western a fee, computed daily and paid monthly, at an annual rate equal to 53-1/3% of the fee received by the Manager from the Fund, net of any waivers or reimbursements by the Manager of its

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fee.  Fees due to Western  hereunder  shall be paid  promptly  to Western by the
Manager following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination and shall be based on the percentage of days of the month during which the contract was still in effect.

         8. Limitation of Liability. Western will not be liable for any error of judgment or mistake of law or for any loss suffered by Manager or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         9. Definitions. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Corporation; and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         10. Duration and Termination. This Agreement will become effective May 1, 1997, provided that it shall have been approved by the Corporation's Board of Directors and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided for herein, shall continue in effect until May 1, 1999. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Corporation's Board of Directors or (ii) by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Corporation's Directors who are not interested persons (as defined in the 1940 Act) of the Corporation or of any party to this Agreement, by vote cast in person at a meeting


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called for the purpose of voting on such approval.  This Agreement is terminable without penalty, by vote of the Corporation's Board of Directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, by the Manager or by Western, on not less than 60 days' notice to the Fund and/or the other party(ies) and will be terminated immediately upon any termination of the Management Agreement with respect to the Fund or upon the mutual written consent of Western, the Manager, and the Fund. Termination of this Agreement with respect to the Fund shall in no way affect continued performance with regard to any other portfolio of the Corporation. This Agreement will automatically and immediately terminate in the event of its assignment.

         11.  Further  Actions.   Each party agrees to perform such further acts
and execute such further documents as are necessary to effectuate the purposes hereof.

         12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.



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[SEAL]                                      LEGG MASON FUND ADVISER, INC.
Attest:

By:/s/ Kathi D. Bair                        By: /s/ William H. Miller


[SEAL]                                      WESTERN ASSET MANAGEMENT COMPANY


Attest:


By:/s/ Donna Barnes                         By: /s/ Ilene S. Harker




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